Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS IMPROVED FISCAL 2016 FIRST-QUARTER RESULTS

MONROE, MI., August 18, 2015—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2016 first quarter ended July 25, 2015.

Fiscal 2016 first-quarter highlights for continuing operations:

•                  The company reported earnings per share of $0.27 from continuing operations attributable to La-Z-Boy Incorporated, a 35% increase from the fiscal 2015 first quarter;

•                  Operating margin for all three segments increased during the quarter, including the retail segment posting a 5.5% operating margin compared with 0.4% in last year’s first quarter;

•                  Consolidated operating income for the fiscal 2016 first quarter increased 21% to $20.0 million, with consolidated operating margin increasing to 5.8% from 5.0% in the fiscal 2015 first quarter;

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 5.3%; and

•                  Consolidated sales for the first quarter increased 4.4% compared with the fiscal 2015 first quarter.

Sales for the fiscal 2016 first quarter were $341.4 million, up 4.4% compared with the prior year’s first quarter.  The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $13.7 million, or $0.27 per share, versus $10.6 million, or $0.20 per share, in last year’s first quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “We are pleased with our strong performance for the start of the year, particularly our retail segment whose operating profit was $4.4 million more in the fiscal 2016 first quarter compared with last year’s first quarter.  Additionally, all three business segments experienced increases in gross margin and operating margin and written same-store sales for the La-Z-Boy Furniture Galleries® network increased 5.3% for the quarter.  As we move forward, we believe our various growth strategies — the 4-4-5 store growth initiative, the acquisition of independent La-Z-Boy Furniture Galleries® stores, the growth of sales through our multi-channel distribution network and the expansion of our market share in stationary upholstery — will continue to drive performance and long-term results.”

Wholesale Segments

For the fiscal 2016 first quarter, sales in the company’s upholstery segment increased 3.7% to $272.7 million versus the prior year’s first quarter.  In the casegoods segment, sales for the fiscal 2016 first quarter were $23.4 million, down 19.1% from last year’s first quarter.

Darrow commented, “During the period, we achieved a 9.0% operating margin in the upholstery segment, demonstrating the efficiencies of our supply chain and plant operations, in what is typically our lowest-volume quarter.  Higher sales volume and favorable changes in product mix also helped fuel the improved operating margin for the quarter.  In June, we completed the implementation of the new ERP system throughout our La-Z-Boy branded facilities, with our largest plant, in Dayton, Tennessee, coming on line. It was a smooth process and our team is now working on the sales order management component of the system which we will implement over the course of fiscal 2016.”

Darrow added, “We are continuing to introduce new product and expand our offering in areas we believe present the most growth opportunities.  Currently, that is in the power and stationary categories and we have great product introductions scheduled for the October furniture market in High Point. We are also excited about the capabilities our new web and eCommerce platform, which we expect to launch in early fall, will offer to consumers through both mobile and desktop.

Darrow continued, “In our casegoods segment, the operating margin for the quarter was 7.2%, versus 5.3% in last year’s comparable quarter, reflecting our transition to a pure-import model.  As we move forward, we believe this platform will provide for more stable performance in the segment.  Our sales were off during the quarter versus last year’s comparable period due primarily to two factors.  First, last year’s first-quarter results included $2.1 million in sales of hospitality furniture, which is no longer part of our product offering since we ceased domestic production of casegoods last September.  Second, sales exceeded our expectations on some of our best sellers in our newer transitional category, creating a temporary out-of-stock position.  We expect this situation to rectify itself and will service our existing backlog and achieve a higher in-stock position in the second quarter.”

Retail Segment

For the fiscal 2016 first quarter, sales in the company’s retail segment increased 18.9% to $86.7 million versus the prior year’s first quarter.  On the core base of 95 stores included in last year’s comparable quarter, delivered sales for the segment increased 7.2%.

Darrow stated, “We are very pleased with the performance of our retail segment.  Increased sales volume enabled us to leverage fixed costs, and our operating margin for the period was 5.5% versus 0.4% in last year’s first quarter.  On traffic that was slightly down from the prior year, we had a higher average ticket driven by a better mix and increased sales through our In Home Design program.”

Darrow added, “Early in the second quarter, we acquired two stores in Wisconsin from an independent dealer, and we have an agreement to acquire two stores from another licensee in the Carolinas in September.  Our plan is to continue to buy independent-dealer stores when the opportunity is mutually beneficial for the company and the licensee.  As we increase the size of our company-owned retail business through opening new stores as part of our 4-4-5 program and acquiring other stores, the benefit of our integrated retail strategy will become more evident as sales through the company-owned La-Z-Boy Furniture Galleries® stores provide the company with the greatest level of profitability through the benefit of a blended wholesale/retail margin.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the first quarter of fiscal 2016, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 5.3% versus last year’s first quarter.

For the first quarter, total written sales, which include new and closed stores, increased 8.5% compared with the fiscal 2015 comparable period.  At the end of the first quarter, the La-Z-Boy Furniture Galleries® store system was composed of 327 stand-alone stores, with 64 in the new concept design format.

Darrow commented, “For fiscal 2016, we are planning for 35 to 40 projects, including 17 net new stores.  As part of the activity related to our 4-4-5 strategy, we are changing out old-format stores into the new concept design format, which is performing at the highest level of our three store formats. During the first quarter, the network opened two new stores and remodeled one.  In the second quarter of fiscal 2016, we are planning for three new stores and eight remodels throughout the network.”

Balance Sheet and Cash Flow

During the quarter, the company generated $1.5 million in cash from operating activities.  La-Z-Boy ended the quarter with $87.5 million in cash and cash equivalents, $37.0 million in investments to enhance returns on cash, and $9.6 million in restricted cash.  During the quarter, the company had $6.5 million in capital expenditures, paid $4.1 million in dividends, and spent $9.2 million purchasing 0.3 million shares of stock in the open market under its existing authorized share purchase program, with remaining authorization to purchase 5.4 million shares.

Business Outlook

Darrow concluded, “We are optimistic that our multi-faceted strategy to drive growth and profitability throughout fiscal 2016 will deliver results in this economic environment.  Our investments in the business are strategic and are strengthening the relevance of our brand, our distribution system and operating platform.  As we move through the year, we will continue to fine tune our initiatives as conditions and results warrant.  We believe the combination of our growth and marketing initiatives coupled with our efficient operating platform will allow us to gain market share and drive improved performance.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 19, 2015, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.660.6853 and to international callers at 201.612.7415. Enter Conference ID #13616832.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2015 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 111 of the 327 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 327 stand-alone La-Z-Boy Furniture Galleries® stores and 573 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.